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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 11, 1993, except for Note 16, as to which the date is March 3, 1993, on our audit of the consolidated financial statements and financial statement schedules of Russ Berrie and Company, Inc. and subsidiaries as of December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992, which report is incorporated by reference in the Annual Report on Form 10-K of Russ Berrie and Company, Inc. and subsidiaries for the year ended December 31, 1992.

                                          COOPERS & LYBRAND

Parsippany, New Jersey
January 5, 1994